Exhibit 10.2

AMENDMENT NO. 1, CONSENT, WAIVER AND AGREEMENT dated as of September 24, 2004 (this “Amendment”), to the Second Lien Credit Agreement dated as of March 29, 2004 (the “Credit Agreement”), among ATP OIL & GAS CORPORATION (the “Borrower”), the Lenders (as defined therein) and CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

A. Pursuant to the Credit Agreement, the Lenders have extended credit to the Borrower.

B. The Borrower has informed the Administrative Agent that it intends to repurchase in privately negotiated transactions, terminate and cancel 1,926,837 of the outstanding Second Lien Facility Warrants for an aggregate purchase price not to exceed $11,561,022 (the “Warrant Repurchase”), and has further requested that the Lenders consent to the Warrant Repurchase and waive compliance by the Borrower with certain provisions of the Credit Agreement in connection therewith.

C. The Borrower has further requested certain amendments to the Credit Agreement as set forth herein.

D. The Borrower has informed the Administrative Agent that it has requested that the lenders under the First Lien Facility agree to make additional term loans thereunder in an aggregate principal amount of $35,000,000 and has requested the Lenders to authorize the Collateral Agent to enter into an amendment to the Intercreditor Agreement in connection therewith.

E. The Lenders are willing to grant such consent and waiver and authorization and to agree to such amendments on the terms and subject to the conditions set forth herein.

F. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Consent and Waiver. (a) The Lenders hereby consent to the Warrant Repurchase and hereby waive compliance by the Borrower with the provisions of Section 6.06 of the Credit Agreement to the extent (but only to the extent) necessary to permit the Borrower to consummate the Warrant Repurchase.

(b) For greater certainty, the amount of the Warrant Repurchase shall not be counted against the new Restricted Payment basket contemplated by Section 2(c) hereof.

SECTION 2. Amendments. (a) Section 6.01(c) of the Credit Agreement is hereby amended by (i) deleting the first parenthetical therein in its entirety and (ii) replacing the amount “$175,000,000” with the amount “$185,000,000”.

(b) Section 6.04(h) of the Credit Agreement is hereby amended by replacing the amount “$10,000,000” in clause (i) of the proviso thereto with the amount “$25,000,000”.

(c) Section 6.06(a) of the Credit Agreement is hereby amended (i) by deleting the word “and” at the end of clause (iii) of the proviso thereto and substituting therefor a comma, and (ii) by inserting the following at the end of clause (iv) thereof:

“and (v) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make other Restricted Payments under this clause (v) in an amount not to exceed $5,000,000 in any fiscal year.”.

(d) Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.12. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on the last day of any fiscal quarter (commencing with the fiscal quarter ending on June 30, 2004) to be less than 2.50 to 1.00.”.

(e) The table appearing in Section 6.13 (Maximum Leverage Ratio) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Date or Period	Ratio
Closing Date through June 30, 2004	3.25 to 1.00
Thereafter	3.00 to 1.00

(f) Section 6.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.15. Minimum Asset Coverage Ratios. (a) Permit (i) the Proved Reserve Coverage Ratio at June 30 or December 31 of any fiscal year to be less than 2.5 to 1.0 or (ii) the PDP Coverage Ratio at June 30 or December 31 of any fiscal year to be less than 0.5 to 1.0 (in the case of each of clauses (i) and (ii), commencing on June 30, 2004).

(b) Permit the Debt to Reserve Amount at the end of any fiscal year (commencing with the fiscal year ending on December 31, 2004) to be greater than $2.50.”.

SECTION 3. Amendment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender that executes and delivers a copy of this Amendment to the Administrative Agent (or its counsel) at or prior to 2:00 p.m., New York City time, on September 27, 2004 (the “Signing Date”), an amendment fee (the “Amendment Fee”) in an amount equal to 0.50% of the aggregate principal amount of the Loans of such Lender outstanding under the Credit Agreement as of the Signing Date. The Amendment Fee shall be payable in immediately available funds on the Amendment Effective Date (as defined below). Once paid, the Amendment Fee shall not be refundable.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that, as of the Amendment Effective Date:

(a) This Amendment has been duly authorized, executed and delivered by the Borrower and each of the Subsidiary Guarantors and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Borrower, and this Amendment constitutes a legal, valid and binding obligation of the Borrower and each Subsidiary Guarantor.

(b) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(c) No Default or Event of Default has occurred and is continuing.

SECTION 5. Other Agreements. The Required Lenders hereby authorize the Collateral Agent, in its capacity as Second Lien Collateral Agent under the Intercreditor Agreement, to enter into an amendment to the Intercreditor Agreement in substantially the form of Annex I hereto.

SECTION 6. Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) occurring on or prior to September 29, 2004, that the following conditions are satisfied:

(a) The Administrative Agent shall have received the Amendment Fee.

(b) The Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of (i) the Borrower, (ii) the Subsidiary Guarantors and (iii) the Required Lenders.

SECTION 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Collateral Agent or the

Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement, as modified hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 9. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 11. Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

SECTION 12. Acknowledgment of Subsidiary Guarantors. Each of the Subsidiary Guarantors hereby acknowledges receipt and notice of, and consents to the terms of, this Amendment, and affirms and confirms its guarantee of the Obligations and, if applicable, the pledge of and/or grant of a security interest in its assets as Collateral to secure the Obligations, all as provided in the Guarantee and Collateral Agreement and the other Security Documents as originally executed, and acknowledges and agrees that such guarantee, pledge and/or grant of security interest continue in full force and effect in respect of, and to secure, the Obligations under the Credit Agreement, as amended hereby, and the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ATP OIL & GAS CORPORATION,

By	/s/ T. Paul Bulmahn
Name: T. Paul Bulmahn Title: President

ATP ENERGY, INC.,

By	/s/ T. Paul Bulmahn
Name: T. Paul Bulmahn Title: President

ATP OIL & GAS (UK) LIMITED,

By	/s/ T. Paul Bulmahn
Name: T. Paul Bulmahn Title: Director

ATP OIL & GAS (NETHERLANDS) B.V.,

By	John E. Tschirhart
Name: John E. Tschirhart Title: Managing Director

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, individually, and as Administrative Agent and Collateral Agent,

By	/s/ James P. Moran
Name: James P. Moran Title: Director

By	/s/ Vanessa Gomez
Name: Vanessa Gomez Title: Associate